Rand Logistics
Second Quarter Fiscal 2014 Earnings Conference Call
November 7, 2013

Operator:                                               Good day, and welcome to the Rand Logistics Second Quarter Fiscal 2014 Earnings Conference Call.  Today's conference is being recorded.  At this time, I would like to turn the call over to Miss Alison Ziegler, Vice President, Cameron and Associates.  Please go ahead.

Alison Ziegler:                                     Thank you.  Good morning, ladies and gentlemen, and welcome to Rand Logistics Second Quarter Fiscal 2014 Conference Call.  On the call today from the Company are Laurence Levy, Rand's executive chairman; Ed Levy, Rand's president; Scott Bravener, president of Lower Lakes; and Joe McHugh, Rand's chief financial officer.  A live audio webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com under Presentations.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements.  For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be projected with accuracy or otherwise beyond our control, and some of which might not even be anticipated.  Future events and actual results affecting our strategic plan, as well as our financial position, results of operations, and cash flows, could differ materially from those described in, or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our market, the weather conditions on the Great Lakes, and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the Risk Factor section in Rand's annual report on form 10-K as filed with the Securities and Exchange Commission on June 12th, 2013, as well as other recent filings.

And with that, I'd like to turn the call over to Mr. Laurence Levy.  Go ahead, Laurence.

Laurence Levy:                                    Thank you, Alison, and good morning, everyone.  Thank you for joining us on today's call.  After my opening remarks, Scott Bravener, president of Lower Lakes, will discuss our operating results; Joe McHugh, Rand's CFO, will review the financial results; and Ed Levy, Rand's president, will provide further insight into the remainder of fiscal 2014.  We will then open the call up for your questions.

As we have previously communicated to you, the 2013 sailing season has presented challenges with respect to certain commodities and trade patterns.  With overall lakes-wide cargo tonnage levels for ore and coal running at a combined rate of 5.7% below last year, and 10.2% below the five-year average, we have seen a less-than-optimal commodity mix.  While we have grown our tonnage by 8.2% year-over-year, it has come from a greater proportion of lower revenue generating commodities.

We also experienced difficult weather conditions earlier in the year, and more recently, a customer experienced a seismic shift in a salt mine, which caused shipment interruptions.

Despite these challenges, we reported operating income plus depreciation and amortization of $15.6 million, which represents a 6% increase compared to the same quarter last year.  The improvement was driven in part by an 8.5% increase in sailing days and a 9% increase in tonnage hauled.  In addition, vessel operating expense per sailing day declined 8.9%, and G&A was flat.

We were able to offset the challenging demand environment through an improvement in the operating reliability of the fleet.  The investments we have made over the last two years are yielding improvements.  In certain of the controllable delay categories that we measure, the results are better than our historic experience.  Specifically, lost sailing days due to incidents and mechanical delays are lower than our historical experience.

Since the middle of September, we have been experiencing improved customer demand and visibility, resulting in more efficient trade patterns, compared to the first half of the 2013 sailing season.  This trend has continued into the present quarter, and we believe will continue throughout the remainder of the 2013 sailing season.  As a result, we are projecting that we will operate a significant portion of our fleet into late December, and that certain of our vessels will operate in January.

We are continuing to leverage our network to capture market share, and have several new business opportunities for the 2014 sailing season, which will enable us to rebalance our commodity mix, improve our trade patterns, and further solidify our position as the leader in the river class market.

With that, I would like to turn the call over to Scott to review our operations.  Scott?

Scott Bravener:                                   Thanks, Laurence.  During the second quarter of fiscal 2014, we operated 15 vessels, consistent with the second quarter of fiscal 2013.  The number of sailing days that we operated increased by 8.5% or 101 days to 1,286 days, as compared to the same quarter last year, and versus a theoretical maximum of 1,380 days.  Of the 94-day differential, consistent with our expectations, 81 days were related to our four bulk carriers.  These vessels are heavily dependent on the Canadian grain trade, and the movement of this commodity is typically slow in the summer.  Since September 1st, these four vessels have been fully utilized, and our expectation is that they will operate through the end of this season.

We've sailed an average of 86 sailing days per vessel during the three month period ended September 30th, 2013, versus a possible average of 92 days available.  This performance resulted in a fleet utilization of 93%, an improvement from the 86% level achieved in the year-ago period.  Great Lakes' water levels have rebounded and are now at or near historical norms, with the exception of Lake Huron and Lake Michigan.  Although these lakes remain significantly below historical norms, they're almost 12 inches higher than their levels of one year ago.

We measure delay days, which we define as lost time incurred by our vessels while in operation.  Delay days can occur due to inclement weather, dock delays, traffic congestion, and vessel mechanical issues.  Our investments over the last two years to improve our operating procedures and protocols have begun to yield a reduction in lost sailing days due to incidents, and mechanical delay days.  We have experienced a 13% decrease in mechanical delay days compared to the same quarter one year ago, and a 31% decrease year-to-date.

Our overall delay time losses totalled 93 days, or 7.2% of actual sailing days, in the three months ended September 30th, 2013, as compared to 94 days, or 7.9% of total sailing days experienced in the quarter ended September 30th, 2012.  Year-to-date, overall delay time losses total 222 days, or 8.7% of actual sailing days.  This compared to 194 days, or 8.2% of total sailing days for the same period last year.

We were able to reduce our vessel operating expenses per day by approximately 8.9%, or $2,413 per day, in the second quarter of fiscal 2014 versus the comparable period in 2013.  While all of the major components of cost per day decreased, the reduction was largely driven by a decline in expenses related to incidents incurred compared to the prior year.  Despite a suboptimal commodity mix and inefficiencies in our trade patterns, we achieved vessel margin per day of $14,631 in the quarter, versus $15,098 in the same quarter of last year.

We continue to believe that if lost days due to operating incidents for the remainder of the 2013 sailing season are similar to our historical experience, our vessel margins per day could approach $12,000 after deducting the lease and insurance costs of the vessel that we have elected not to sail in fiscal 2014.

Our commodity mix and overall 9% increase in tonnage-transported in our second fiscal quarter versus the same period a year ago, was relatively consistent with our expectations coming into the sailing season.  This shift in commodity mix, combined with the temporary shutdown of one of our salt customer's operations, as well as a lack of scheduling flexibility due to the weakened economic environment, continued to impact the efficiencies of our trade patterns during the three-month period ended September 30th, 2013.  Excluding seasonal differences, the mix shift that we experienced through the first two quarters of our fiscal year is expected to continue through the end of the 2013 sailing season.

Turning to our commodity mix, our aggregates tonnage increased by approximately 0.3%, and accounted for over 53.2% of our tonnage hauled in the second quarter.  Shipments decreased 2.9% lakes-wide during the 2013 sailing season versus the prior year, and remain approximately 6.1% below their five-year average.

Our salt tonnage hauled increased by 41.4% this quarter, versus the prior year, primarily due to market share gains resulting from new contractual business wins.  Salt represented approximately 8.4% of our total tonnage in the second quarter.  We are projecting that, excluding market share gains, it will remain below normal levels due to the temporary shutdown of a salt customer's operation, as well as the Great Lakes region's second consecutive winter with below-average precipitation.

Coal comprised approximately 13.6% of our total tonnage this quarter.  Shipments lakes-wide decreased 3% during the 2013 sailing season versus the prior year.  Our coal shipments decreased by approximately 9.7% during the second quarter, primarily as a result of timing of shipments by a key customer.

Iron ore represented approximately 9.6% of our total tonnage in the second quarter.  Shipments decreased by 6.7% lakes-wide during the 2013 sailing season, and our shipments decreased by approximately 8.4% during the second quarter as the result of the decline in North American demand for this commodity.

Grain represented approximately 9.1% of our total tonnage this quarter.  The grain tonnage that we carried increased by 54.3% during the second quarter versus the prior year.

With that, I'd like to turn the call over to Joe McHugh for a review of the financial results.  Joe?

Joe McHugh:                                       Thanks, Scott.  I would now like to provide a more detailed explanation of our financial results for the quarter ended September 30th, 2013, compared to the second quarter of the prior fiscal year.

Marine freight and related revenue generated from Company-operated vessels increased $4 million, or 10%, to $43 million.  Excluding the impact of currency changes, freight revenue increased 12.7%.  This increase was primarily attributable to a 9% increase in tonnage hauled, contractual price increases, and 101 additional sailing days.

Fuel and other surcharges decreased by $3.5 million, or 31.7%, to $7.6 million.  In addition to reduced fuel prices, over the past winter we renewed certain customer contracts and reset our contractual base-fuel-price to reflect prevailing market conditions for fuel.  These renewals resulted in a reduction in fuel surcharges, and an equivalent increase in marine freight revenue.  Marine freight and related revenue per sailing day increased $457 or 1.4% to $33,402 per sailing day.

Total revenue for the quarter was nearly flat at $50.5 million.  The shift in commodity mix that we transported, reduced fuel surcharges, and the effect of the weaker Canadian dollar was offset by increased tonnage and increased prices.

Vessel operating expenses decreased by approximately $378,000, or 1.2%, to $31.6 million.  This decrease was attributable to the weaker Canadian dollar, reduced fuel pricing, reduced vessel incidents costs, offset in part by 101 additional sailing days.  Vessel operating expenses per sailing day declined by $2,413, or 8.9%, to $24,579 per sailing day.

Our general and administrative expenses were $3.2 million; flat quarter-over-quarter.  These costs remained stable due to a weaker Canadian dollar, offset by both additional compensation and benefit costs related in part to our increased shore-side operational support headcount, including expanded engineering and operational infrastructure.  Our general and administrative expenses represented 7.4% of marine freight revenues, compared to 8.1% in the year-ago quarter.

The Company's operating income increased $289,000, or $10.2 million, for the second quarter of fiscal 2014 due to improved vessel margins as described above, partially offset by an increase of 600,000 in depreciation expense as a result of sailing the Ashtabula vessel and other investments in our fleet this past winter.  Operating income plus depreciation and amortization increased 6.0%, or $900,000, to $15.6 million.

For the quarter ended September 30th, 2013, the average exchange rate equaled 96.3 U.S. cents per Canadian dollar, as compared to 100.6 U.S. cents per Canadian dollar for the quarter ended September 30th, 2012.  The change in exchange rate resulted in a reduction of operating income plus depreciation and amortization of approximately $400,000 as compared to the same quarter last year. We estimate that on an annual basis, a change of the exchange rate by $0.01 impacts our operating income plus depreciation and amortization by approximately $250,000 U.S. dollars.

For the quarter and six months ended September 30th, 2013, our effective income tax rates equaled 84.5% and 68.3%, respectively.  Our statutory tax rates, however, are approximately 37% and 26.5% in the U.S. and Canada, respectively.  Our actual tax rate is higher than our blended statutory tax rate because we forecast we will have approximately $2.1 million of permanent differences for our fiscal year ending March 31st, 2014.  Permanent differences are either non-deductible expenses for tax purposes, or inter-company income that must be reported for tax purposes but is eliminated in our consolidated results.  Our provision for income taxes is calculated by applying our blended statutory rate to the sum of our year-to-date income before income taxes plus our permanent differences.  Consequently, this results in a year-to-date effective tax rate of 68.3%.  Because our vessels do not sail in the fiscal fourth quarter, we incur a substantial loss before income taxes.  Accordingly, most of our deferred income tax expense that we have reported year-to-date will  reverse in the fourth quarter.  We forecast that deferred income tax expense to be approximately $1 million for the year ended March 31st, 2014.

Finally, I'd ask you to turn to Slide 16 of the aforementioned presentation.  We believe that this chart, which illustrates the Company's trailing four quarters of operating income plus depreciation and amortization since the time of Rand's purchase of Lower Lakes, highlights the Company's earnings quality and growth in both good and difficult economic conditions.

Now I'd like to turn the call over to Ed to discuss our outlook for fiscal year 2014.  Ed?

Ed Levy:                                               Thanks, Joe.  While we continue to operate in a challenging economic environment; as Laurence mentioned, we experienced an increase in demand during the second half of September which has continued in the current quarter.  The improvement in demand is improving the operating efficiency of our entire fleet.  Based on current bookings, we are expecting that a significant portion of our fleet will be operating into late December, and several of our vessels will operate in January.

We have substantially renewed all existing material customer contracts that were up for renewal between now and the beginning of the 2014 sailing season.  With regard to securing new contracts, the economic environment is challenging but we are having success leveraging the benefits of our existing network to capture new business.

As discussed in last quarter's call, we have been awarded significant new business that will start in April 2014, and are confident that we will capture additional new business prior to the start of the 2014 sailing season.  This should result in the rebalancing of our commodity mix to a level more consistent with prior years, and should be accretive to our profitability.

As noted earlier, we continue to believe that our vessel margin per day will approach $12,000 for our fiscal year ending March 31st, 2014.  We define vessel margin per day to be after winter work, lay-up, and fit-out costs incurred primarily during our fourth fiscal quarter, when we do not sail, but complete maintenance on our vessels.  Historically, winter work, lay-up and fit-out costs have equaled approximately $2,000 per sailing day.  Through September 30th, 2013, our vessel margin per day equaled $13,232.

As previously discussed, we are projecting that capital expenditures and dry-docking will equal approximately $13 million this winter.  We have one vessel that is scheduled for dry-docking.  This projected capital expenditure number excludes the vessel that we elected not to sail during the 2013 sailing season.

As discussed in prior calls, we have been focusing on upgrading our trip reporting procedures, including developing new software that will allow us to capture and analyze time-based variances on a trip-by-trip basis.  The application is expected to be installed on at least two vessels by the end of November 2013, and testing will begin immediately thereafter.  The new system should be in place fleet-wide for the 2014 sailing season.  When fully implemented, we believe the data that we collect will be beneficial in analyzing the services which we provide, and maximizing the efficiency of our scheduling.

Finally, we continue to be in discussions with potential financing sources to refinance our approximately $15 million of accrued preferred dividends.  As we are gaining clarity on our 2014 and beyond book of business, we are advancing these discussions.

Operator, we would now like to open the call up to questions

Operator:                                             Thank you.  If you would like to ask a question, please signal by pressing star, one on your telephone keypad.  And if you are using a speaker phone, please make sure that your mute function is turned off to allow your signal to reach our equipment.  Again, that's star, one to ask a question.

We'll go first to Kevin Sterling at BB&T Capital Markets.

William:                                                Good morning, guys.  It's actually William going on for Kevin.

Laurence Levy:                                     Morning, William.

William:                                                Morning.  Congratulations on a nice quarter.  Just—first one, your tonnage and sailing days; and then,9% up in tonnage, consistent with your expectation; sailing days up 8.5%.  My question is how much of that is, if you could break it apart, market share gains versus the favorable operating conditions you saw in the quarter and reduced mechanical delays?  Or is it all just a kind of even mix of all those things kind of coming together?

Laurence Levy:                                     Scott?

Scott Bravener:                                   Morning, William.  As far as the number of sailing days, those were primarily driven by our improved execution and reduction in mechanical days and incidents.  As far as the tonnage, the tonnage increase was driven largely by three factors, with the first one being for the number of—increased number of sailing days.  The second one —our fleet, that we have been operating this year with the Ashtabula, larger-capacity vessels for hauling greater tonnages.  And the third was additional market share gains, which have increased our tonnage through the period.

William:                                                 Okay.

Ed Levy:                                                  William, it's Ed.  Just to give you a little bit more granularity there.  Of the roughly 189 days pick-up in Sailing Days, about 110 are related to the reduction in delays due to incidents—or lost days due to incidents.

William:                                                  Okay.

Ed Levy:                                                   On a quarter-over-quarter basis.

William:                                                  Okay.  Great.  That's helpful.  And then, looking at the 2014 competitive landscape, Ed, I know you’ve—you mentioned several new business opportunities and rebalancing your commodity mix.  My question, I guess, is what sort of opportunities are you seeing?  Is it more favorable head haul moves, either, you know, higher margin commodity, or is it more of a scheduling efficiency and additional backhaul opportunities?

Scott Bravener:                                     William, Scott again.  The answer to that question is with the business that we have acquired to-date both higher revenue generating commodity, head haul, the primary contract that we've acquired, and we have also added a significant piece of business, again, and the higher revenue generating commodities as a backhaul that’s increasing our scheduling efficiencies.

Ed Levy:                                                   William, we'll be able to deal with the—Scott's point about scheduling efficiencies.  We’re going to be adding this business, and we'll likely come out with a public announcement in the next several weeks in terms of the business that we've captured.  But we're going to be able to add all this new business without increasing our capacity, so that will, we believe, improve our scheduling efficiencies.

William:                                                   Okay.  I'm going to–

Laurence Levy:                                       The fact you're not increasing capacity, William, results in, you know, the revenue being exceedingly profitable, so that should be very beneficial for fiscal results.

William:                                                   Right.  And then just the clarity on that, not increasing capacity, does that mean that the vessel currently laid up stays in lay-up?  Or is there potential that some of this new business could have that vessel coming back online next year?

Scott Bravener:                                      William, we're in the process of actively evaluating that right now.  As you're aware, we've had lease negotiations which we've largely finalized, and now we're assessing our business patterns and quantities for next year on—and the capital requirements—on whether we reactivate the vessel or not.

Ed Levy:                                                     William, the other point I think it's important to know here, is the new business wins that we're capturing are with very significant institutional customers, and I think it speaks to the reliability and the market position that we've developed over the last several years.  And I think that’s—it's been a nice validation of everything that we've been doing on the operating side in terms of the kind of customers that we're attracting at this point.

William:                                                     Right.  Okay, that’s helpful.  Thanks, Ed.  I guess, expanding on that, and kind of playing it into the Cargill mine closure.  You know, you all came out with your press release, and then, you know, even still, your salt volumes are up 41% this quarter, even market share gains.  So, my question is, heading into next year and these new business opportunities, how much more leg room is there in the salt business in terms of increasing market share?  And if you could also remind of your market share in both the U.S. and Canada.

Laurence Levy:                                          Go ahead, Scott.

Scott Bravener:                                         Going forward into next year, William, with our salt as part of the new gains in business, one of which is salt, we have increased our market share in salt, so we will see a pick-up in our salt tonnage both through the market share next year and the Cargill business being back online, so we'll see a significant uptick in our salt tonnage next year.  And the second part of your question again, was it—

William:                                                     Just your current market share in the U.S. and Canada.  I know one is—I know in one market you have considerably all—the entire share.

Scott Bravener:                                        Yeah, the U.S. market we have approximately 100%, and in the Canadian market, we're less than 10% at present.

Ed Levy:                                                     If we can get a little precipitation, normal precipitation on the lakes in the Great Lakes region this winter, that would enhance, as well, our salt tonnage.  As we said today in our prepared remarks, excluding market share gains, our salt tonnage is down relative to where it was in the 2011 sailing season.

William:                                                    Right.  Okay, thanks, Ed and Scott.  One more and I’ll turn it over; this is more just kind of, I guess, industry macro, but I've seen some, you know, headlines recently about some different plant closures potentially.  We Energies just announced they're going to close, I guess, one of their utility plants, but I believe that’s going to remain open at least through 2014.  And I also saw a headline about U.S. Steel closing part of its Hamilton plant.  Just seeing what sort of, you know, impact this might have on either your tonnage in particular, if you have any exposure, or just kind of the landscape in the Great Lakes in general.  Or if these are kind of more one-off events and aren’t really indicative of the total demand environment.

Scott Bravener:                                       With regard to U.S. Steel, there's really no change to the market.  That plant has not produced iron since 2008.  It was shuttered during the big downturn.  They’ve just made it a permanent announcement now, so we don’t expect any change as a result of U.S. Steel.  Potentially a positive impact is there could be additional coke being produced there that may move waterborne in the market.  On the U.S. side, there are a couple of plant closures over the next couple of years with the coal, and those are primarily serviced by the 1,000-foot or 60,000-ton carriers on the Great Lakes.  So, there will be a continued decline in coal tonnage over the next couple of years on the Great Lakes, but primarily not affecting the markets that we participate in.

William:                                                     Okay, great, Scott.  That's good color.  I appreciate your time, guys.

Laurence Levy:                                          Thanks, William.

Operator:                                                    We'll go next to Jon Tanwanteng of CJS Securities.

Jonathan Tanwanteng:                             Good morning, guys.  Thanks for taking my questions.

Laurence Levy:                                          Morning.

Jonathan Tanwanteng:                            You said that you expect some of your ships to operate into December and possibly January.  What kind of cargo would they be carrying, and any idea how much additional sailing days that might add?

Laurence Levy:                                          Go ahead, Scott.

Scott Bravener:                                         We—typically, that time of year, Jon, we're typically carrying grain, iron ore, and coal.  Our aggregates typically wrap up in the early part of December.  And some salt.  Our salt should be done—primarily done by the end of December.  And we're forecasting approximately 85 vessel days in the month of January right now.

Jonathan Tanwanteng:                              Great, thank you.  And then, I'm sorry if you mentioned this already, any decision on if you're going to reactivate your laid-up vessel in '14, and what are the factors going into that discussion?

Scott Bravener:                                           We already did cover that, Jon.  There has been no decision made at this time.  We're actively evaluating it with our new business wins.  Evaluating our capacity requirements to service the business that we have, the capital requirements to reactivate the vessel, and as I mentioned previously, we have been successful in renegotiating the lease on the vessels.

Jonathan Tanwanteng:                               Got it.  Okay.  And then, I think earlier in the call you said that you renewed all the contracts that were up for renewal.  Approximately what percent of your revenue is that?

Scott Bravener:                                           Jon I don’t have an accurate answer for you, but this wasn’t a big year for run-off for us this year, in contracts, Jon.

Jonathan Tanwanteng:                                Okay.

Scott Bravener:                                             But it's probably less than 10% of our revenue.

Ed Levy:                                                         And Jon, we said "substantially all".  We're not—we did not say "all", we said "substantially all".  Just to clarify that.

Jonathan Tanwanteng:                                Got it.  Thanks.  And then finally, you know, it seems like you're successful in picking up spot business to offset the impact of the salt operations in September.  Is there any chance for some of that to become, you know, a longer term contract?  Or do you expect the salt mine business to completely come back next year?

Scott Bravener:                                            The salt mine is almost back to full production now, so our salt business will fully return next year.  We've picked up an increased amount of spot business this fall, as well as we had several of our customers that had back loaded some of their business into the last quarter of the year, which is impacted their earlier operations in the first and second quarter, but it's having a positive impact on our third quarter.

Ed Levy:                                                          Jon, we've also seen a little bit of a pick-up— unexpected pick-up in our aggregates business, as well, coming into our—in the current quarter that we're in right now.

Jonathan Tanwanteng:                                 Great.  Thank you very much, guys.

Ed Levy:                                                           Thanks, Jon.

Operator:                                                        And as a reminder, that was star, one if you would like to ask a question at this time.  We'll go next to Ross Haberman of Haberman Management Corp.

Ross Haberman:                                            Gentlemen, just a quick clarification on that extra days in the fourth quarter, you just mentioned 80-some odd days.  That won't be enough for you to break even in the fourth quarter, is that correct?

Ed Levy:                                                           No, it will just mitigate the loss somewhat, Ross.  That’s all.

Ross Haberman:                                            Perfect.  All right, thanks.  That’s it.  All of my other questions have been answered.  Thank you.

Laurence Levy:                                              Thanks, Ross.

Operator:                                                        Once again, that’s star, one to ask a question at this time.

          We have no further questions.  I would like to turn the call back over to our speakers for any additional or closing comments.

Laurence Levy:                                              Thank you, Operator.  We appreciate all your attention to Rand and we look forward to keeping you apprised of our progress as we conclude our shipping season during the current quarter.  Thank you again for all your time.

Operator:                                                        That does conclude today's conference.  We thank you for your participation.